Exhibit 16.1

May 22, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Protagenic Therapeutics, Inc. under Item 4.01 of its Form 8-K dated May 18, 2017. We agree with the statements concerning our Firm contained in such Form 8-K; we are not in a position to agree or disagree with other statements of Protagenic Therapeutics, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

New York, NY